[K&L Gates LLP Letterhead]

January 26, 2010

Federated Enhanced Treasury Income Fund

4000 Ericsson Drive

Warrendale, PA 15086-7561

Dear Sirs or Madams:

This opinion is furnished in connection with the registration by Federated Enhanced Treasury Income Fund, a Delaware statutory trust (“Fund”), of 180,000 shares of beneficial interest, par value of $.01 per share (“Shares”), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 (File No. 333-144682), as amended and the related Registration Statement on Form N-2 pursuant to Rule 462(b) (the “Registration Statement”) filed by the Fund with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the Investment Company Act of 1940, as amended, relating to the issuance by the Fund of certain of its common shares (the “Shares”), in the amounts set forth under “Amount Being Registered” on the facing page of the Registration Statement.

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus incorporated by reference therein.

Very truly yours,

/s/K&L Gates LLP

K&L Gates LLP